EXHIBIT 99.1

Civeo to Continue as a C Corporation and Redomicile to Canada

Board Completes Assessment of Structural Alternatives; Determines C-Corp Structure Best Positions Company for Sustainable Shareholder Value Creation

Civeo to Redomicile to Canada

Civeo to Update Investors on Business Outlook

Company to Host Conference Call Today at 8:30 am ET

HOUSTON, Sept. 29, 2014 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) today announced that its board of directors has completed its assessment of structural alternatives for the company and concluded that continuing as a corporation (C-corp) and redomiciling the company to Canada is in the best interests of shareholders and best positions Civeo for sustainable shareholder value creation. The board considered, among other things, a potential conversion to a real estate investment trust (REIT).

In reaching the determination, Civeo conducted a comprehensive review assisted by a team of financial, accounting, tax and legal advisors, including Green Street Advisors, Lazard, Ernst & Young and PricewaterhouseCoopers, as well as the board of directors including certain members of the board with real estate industry and REIT experience. Green Street Advisors is a nationally recognized leader in real estate and REIT capital markets.

The board and its advisors evaluated the potential effects of a REIT conversion on earnings, valuation and operational flexibility and determined that redomiciling the company to Canada offers a superior result to a REIT conversion. The primary factors considered include:

  The fact that over 90% of Civeo's earnings are generated outside the United States, which is not typical for companies that pursue a REIT conversion. Conversion to a REIT for Civeo would not reduce taxes paid by the company in Canada and Australia.
  The significant cash expenditures that would be incurred in connection with a REIT conversion. The company would incur cash expenditures of approximately $720 million in order to fund tax payments of over $300 million, the cash portion of a required earning and profits distribution and transaction costs, which collectively would meaningfully increase leverage metrics.

These key factors result in the REIT conversion being net present value negative, which the board took into account in concluding that redomiciling the company to Canada offers a better alternative. Further, the company's C-corp structure offers superior operational and financial flexibility coupled with a lower tax rate under the migration transaction without the significant upfront costs.

Civeo expects to execute a "self-directed redomiciling" of the company which is allowable under U.S. tax code. U.S. tax laws permit a company to change its domicile to a foreign jurisdiction without corporate level U.S. taxes provided that such company has "substantial business activity" in the relevant jurisdiction. "Substantial business activity" is defined as foreign operations consisting of over 25% of the company's total (i) revenues, (ii) assets, (iii) employees and (iv) employee compensation. With approximately 50% or more of its operations in Canada based on these metrics, the company qualifies for a self-directed redomiciling. The recent Treasury Notice is not expected to impact Civeo's ability to redomicile. However, the success of the migration is subject to potential future changes to tax laws and regulations. Domiciling the company in Canada is expected to achieve a tax rate of approximately 25%-26%, 4%-5% lower than the expected rate under the REIT structure. The company expects to complete the migration over the next six to nine months.

The company will provide an update to the business outlook on the conference call. Management will confirm that the third quarter 2014 guidance remains unchanged at $220-$230 million of revenues with an EBITDA margin of 33-34%. However, the company is expecting sequentially lower results in the fourth quarter of 2014. The company anticipates that reduced customer room demand in Canada in the fourth quarter will negatively impact occupancy and rates at its Canadian lodges. Existing customer projects are nearing completion and are shifting towards operations from construction and expansionary activities. In addition, incremental customer projects that were expected to generate room demand have been delayed or their status remains uncertain. In light of this outlook, management is providing a preliminary outlook through the end of 2014. For the fourth quarter of 2014, management is expecting revenues in the $200-$210 million range with an EBITDA margin of 32%-34%. Considering third and fourth quarter guidance, the company is expecting full year 2014 revenues to be $900 million to $920 million with an Adjusted EBITDA margin of 34%-35%.

Given the likelihood of continued weaker accommodations demand and lower rates in Canada, at least in the short term, as a result of the project completions and delayed capital spending referred to above, the company's 2015 revenues and margins are expected to be materially lower than the 2014 full year estimate. While continuing to closely monitor its customers' capital spending and overall market dynamics, the company has less visibility going into 2015 than in prior years. Therefore, at this time the company is unable to project the duration of the expected lower results or how cost cutting measures and new revenue projects might mitigate the decline.

More information regarding the board's review of structural alternatives and management's business outlook update is included in a presentation available on the Investor Relations section of Civeo's website at www.civeo.com.

Douglas E. Swanson, chairman of the Civeo board of directors, stated, "The Civeo board conducted a rigorous and comprehensive evaluation of structural alternatives for the company, with a focus on identifying the best structure to enhance shareholder value creation. In consultation with our independent financial, accounting, tax and legal advisors, and based on the analysis and REIT-specific expertise of Green Street, we determined that continuing to operate as a C-corp and redomiciling the company is in the best interests of the company and its shareholders."

Swanson added, "The board unanimously concluded that a number of factors would make a REIT conversion less attractive for Civeo and its shareholders given the significant upfront costs of a REIT conversion and the financial and operational efficiencies that could be gained through the migration of the company to Canada. I am grateful for the hard work and dedication of Civeo's highly qualified directors who include new directors with significant REIT experience. Together, we carefully studied the opportunity and unanimously determined that the best path forward for Civeo is to remain a C-corp, domiciled in Canada."

Bradley J. Dodson, Civeo's president and chief executive officer, stated, "We are confident that operating as a C-corp – together with redomiciling the company – is the best way to deliver enhanced value to Civeo shareholders. A redomiciling of the company to Canada will improve operational alignment and expected shareholder returns."

Regarding the business outlook, Mr. Dodson continued, "Civeo remains a leader in the Canadian marketplace. Our team has a demonstrated track record of effectively responding to changing market conditions. Going forward, we remain focused on managing operational and capital spending in light of the current market environment as we manage our current portfolio of assets and pursue incremental growth projects."

Civeo Corporation will host a conference call to discuss this announcement today at 8:30 am Eastern time. This call is being webcast and can be accessed at Civeo's web site at http://www.civeo.com. Participants may also join the conference call by dialing (800) 446-1671 in the United States or by dialing +1 847 413 3362 internationally and using the passcode of 37918075. A replay of the conference call will be available ninety minutes after the completion of the call by dialing (888) 843-7419 in the United States or by dialing +1 630 652 3042 internationally and entering the passcode of 3791 8075#.

ABOUT CIVEO

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of eighteen lodges and villages in operation in Canada and Australia, with an aggregate of more than 21,000 rooms. Civeo is publicly traded under the symbol "CVEO" on the NYSE. For more information, please visit Civeo's website at http://www.civeo.com.

FORWARD LOOKING STATEMENTS

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the execution of the redomiciling, including, among other things, risks associated with obtaining any required shareholder approval and changes in tax laws or their interpretations, and other factors discussed in the "Business" and "Risk Factors" sections of the amended Form 10 filed by Civeo with the SEC on May 8, 2014 and within the Company's subsequent SEC filings.

CONTACT: Investors
         Frank C. Steininger
         Senior Vice President and Chief Financial Officer
         Civeo Corporation
         713-510-2400

         Media
         Jamie Moser / Jonathan Keehner
         Joele Frank, Wilkinson Brimmer Katcher
         212-355-4449